Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213675

PROSPECTUS

Newell Brands Inc.

Offers To Exchange up to

€271,851,000 Registered 3 3⁄4% Senior Notes Due October 1, 2021 For Any and All

Outstanding 3 3⁄4% Senior Notes Due October 1, 2021

$295,122,000 Registered 5% Senior Notes Due November 15, 2023 For Any and All

Outstanding 5% Senior Notes Due November 15, 2023

THESE EXCHANGE OFFERS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,

ON OCTOBER 25, 2016, UNLESS EXTENDED

We are offering to exchange (the “Exchange Offers”) up to (1) €271,851,000 aggregate principal amount of our registered 3 3⁄4% Senior Notes due October 1, 2021 (ISIN XS1389996882) (the “Exchange Euro Notes”) for an equivalent principal amount of our outstanding, unregistered 3 3⁄4% Senior Notes due October 1, 2021 (ISINs XS1388994896 and XS1388994540) (the “Original Euro Notes”) and (2) $295,122,000 aggregate principal amount of our registered 5% Senior Notes due November 15, 2023 (CUSIP No. 651229BA3; ISIN US651229BA36) (the “Exchange Dollar Notes”) for an equivalent principal amount of our outstanding, unregistered 5% Senior Notes due November 15, 2023 (CUSIP Nos. 651229AZ9 and U6415RAA1; ISINs US651229AZ95 and USU6415RAA15) (the “Original Dollar Notes”). We refer to the Exchange Euro Notes and Exchange Dollar Notes collectively as the “Exchange Notes” and we refer to the Original Euro Notes and Original Dollar Notes collectively as the “Original Notes.” The Original Notes were issued in private offerings on April 20, 2016 in exchange for certain outstanding senior notes originally issued by Jarden Corporation (“Jarden”).

The terms of the Exchange Euro Notes and Exchange Dollar Notes are substantially identical to the terms of the Original Euro Notes and Original Dollar Notes, respectively, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions, registration rights and certain rights to additional interest currently applicable to the Original Notes do not apply to the Exchange Notes. For a more detailed description of the Exchange Notes, see “Description of Notes” beginning on page 28 of this prospectus.

We do not intend to list the Exchange Notes on any securities exchange or to seek approval through any automated quotation system.

You should carefully consider the risk factors beginning on page 10 of this prospectus before deciding whether to participate in the Exchange Offers.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 26, 2016.

We are responsible for the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any other information or represent anything about us or this offering that is not contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the accuracy of, any other information that others may give you. We are not making an offer to sell the Exchange Notes in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the document containing the information.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Newell Brands Inc., 6655 Peachtree Dunwoody Road, Atlanta, Georgia 30328, Attention: Office of Investor Relations, Telephone: (800) 424-1941. In order to receive timely delivery of any requested documents in advance of the expiration date, you should make your request no later than October 18, 2016, which is five full business days before you must make a decision regarding the Exchange Offers.

Unless otherwise specified or unless the context otherwise requires, the terms “Newell Brands,” “Company,” “we,” “us” and “our” refer to Newell Brands Inc. and its consolidated subsidiaries.

This prospectus may only be used where it is legal to make the Exchange Offers and by a broker-dealer for resales of Exchange Notes acquired in the Exchange Offers where it is legal to do so.

This prospectus and the information incorporated by reference summarize documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus and the information incorporated by reference. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering and the Exchange Notes, including the merits and risks involved.

We make no representation to you that the Exchange Notes are a legal investment for you. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Exchange Notes. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus implies that any information set forth in or incorporated by reference in this prospectus is correct as of any date after the date of this prospectus.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days after the expiration of the Exchange Offers and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain or incorporate by reference forward-looking statements. Such forward-looking statements may relate to, but are not limited to, information or assumptions about the effects of sales (including pricing), income/(loss), earnings per share, return on equity, return on invested capital, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, working capital, cash flow, dividends, capital structure, debt to capitalization ratios, debt ratings, availability of financing, interest rates, restructuring and other project costs, impairment and other charges, potential losses on divestitures, impacts of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, costs and cost savings, inflation or deflation with respect to raw materials and sourced products (particularly oil and resin), productivity and streamlining, synergies, changes in foreign exchange rates, product recalls, expected benefits, synergies and financial results from recently completed acquisitions, including the acquisition of Jarden, and planned divestitures, and management’s plans, goals and objectives for future operations, performance and growth or the assumptions relating to any of the forward-looking statements. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power and consolidation of our retail customers; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; product liability, product recalls or regulatory actions; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; the potential inability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to complete planned divestitures; our ability to successfully integrate acquired businesses, including the recently acquired Jarden business; our ability to realize the expected benefits and financial results from our acquired businesses and planned divestitures; and those factors listed in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The information contained in this prospectus is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this prospectus as a result of new information or future events or developments. In addition, there can be no assurance that we have correctly identified and assessed all of the factors affecting us or that the publicly available and other information we receive with respect to these factors is complete or correct.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file annual, quarterly and current reports and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information Newell

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Brands has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Newell Brands at our website at http://www.newellbrands.com. We do not intend for information contained on our website to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

We have filed with the SEC a registration statement on Form S-4 relating to the exchange of Original Notes for Exchange Notes. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s Internet site noted above.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Initial Form 10-K”) filed with the SEC on February 29, 2016;

•	Amendment No. 1 to the Initial Form 10-K on Form 10-K/A filed with the SEC on March 7, 2016 (together with the Initial Form 10-K, the “Form 10-K”);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 9, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the SEC on August 9, 2016;

•	our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 27, 2016, February 11, 2016, March 11, 2016, March 15, 2016, March 21, 2016, March 30, 2016, April 4, 2016, April 15, 2016, April 18, 2016, April 21, 2016, May 10, 2016, May 13, 2016 and August 1, 2016;

•	the audited consolidated financial statements of Jarden as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 15, 2016;

•	the unaudited pro forma condensed combined financial statements for the year ended December 31, 2015, contained in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on March 15, 2016; and

•	the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016, contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on September 9, 2016.

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We are also incorporating by reference additional documents we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information dened to be furnished and not filed with the SEC) (1) after the date of the initial filing of this registration statement, of which this prospectus forms a part, and prior to the effectiveness of this registration statement and (2) after the date of this prospectus until the Exchange Offers have been completed. We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports on Form 8-K.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning Newell Brands at the following address:

Newell Brands Inc.

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention: Office of Investor Relations

Telephone: (800) 424-1941

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SUMMARY

This summary highlights significant aspects of our business and these Exchange Offers, but it is not complete and may not contain all of the information that may be important to you. For a more complete understanding of our Company, we encourage you to read this entire prospectus carefully, including the information incorporated by reference herein and the other documents to which we have referred. In particular, we encourage you to read the historical financial statements and related notes incorporated by reference in this prospectus. Investing in the Exchange Notes involves significant risks, as described in the “Risk Factors” section.

Newell Brands Inc.

Newell Brands is a global marketer of consumer and commercial products that help people get more out of life every day, where they live, learn, work and play. Our products are marketed under a strong portfolio of leading brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Irwin®, Lenox®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®.

Business Strategy

Prior to the Jarden Acquisition (as defined and described below), the Company was executing its Growth Game Plan, a strategy to simplify the organization and free up resources to invest in growth initiatives and strengthened capabilities in support of our brands. The Company considered the changes implemented in the execution of the Growth Game Plan to be key enablers to building a bigger, faster-growing, more global and more profitable company. The changes that have been implemented were the foundation of Project Renewal and included simplifying and aligning the businesses around two key activities, Brand & Category Development and Market Execution & Delivery; simplifying and streamlining the supply chain and overhead and partnering functions to align with the new structure; and optimizing the selling and trade marketing functions.

The Company is in the process of developing a new strategy for Newell Brands, which includes evaluating the choices that need to be made with respect to portfolio roles and category and geographic priorities. The insights generated from this evaluation are intended to frame resource allocation and organizational design decisions. Historically, the Company’s strategy has been to allocate resources to its businesses relative to each business’ growth potential and, in particular, those businesses with the greater right to win in the marketplace. The Company expects its new strategic framework to be finalized later in 2016, and the strategy is expected to shape the Company’s activities and investment choices from 2017 forward. The Company will assess the new strategy’s impact on its organizational structure as the strategy is finalized and implemented.

Organizational Structure

The Company’s nine business segments, including four legacy Jarden segments (Branded Consumables, Consumer Solutions, Outdoor Solutions and Process Solutions), as of June 30, 2016 and the key brands included in each segment are as follows:

Segment	Key Brands	Description of Primary Products
Writing	Sharpie®, Paper Mate®, Expo®, Prismacolor®, Mr. Sketch®, Elmer’s®, X-Acto®, Parker®, Waterman®, Dymo® Office	Writing instruments, including markers and highlighters, pens and pencils; art products; activity-based adhesive and cutting products; fine writing instruments; labeling solutions

Home Solutions	Rubbermaid®, Contigo®, bubba®, Calphalon®, Goody®	Indoor/outdoor organization, food storage and home storage products; durable beverage containers; gourmet cookware, bakeware and cutlery; hair care accessories

Tools	Irwin®, Lenox®, hilmor™, Dymo® Industrial	Hand tools and power tool accessories; industrial bandsaw blades; tools for HVAC systems; label makers and printers for industrial use

Commercial Products	Rubbermaid Commercial Products®	Cleaning and refuse products; hygiene systems; material handling solutions

Baby & Parenting	Graco®, Baby Jogger®, Aprica®, Teutonia®	Infant and juvenile products such as car seats, strollers, highchairs and playards

Braded Consumerables	Yankee Candle®, Waddington, Ball®, Diamond®, First Alert®, NUK®, Pine Mountain®	Branded consumer products; consumable and fundamental household staples

Consumer Solutions	Crock-Pot®, FoodSaver®, Holmes®, Mr. Coffee®, Oster®, Rainbow®, Sunbeam®	Household products, including kitchen appliances and home environment products

Outdoor Solutions	Coleman®, Jostens®, Berkley®, Shakespeare®, Rawlings®, Völkl®, K2®, Marmot®	Products for outdoor and outdoor-related activities

Process Solutions	Jarden Plastic Solutions, Jarden Applied Materials, Jarden Zinc Products	Plastic products including closures, contact lens packaging, medical disposables, plastic cutlery and rigid packaging

We are a Delaware corporation. Our principal executive offices are located at 6655 Peachtree Dunwoody Road, Atlanta, Georgia 30328, and our telephone number is (770) 418-7000.

The Jarden Transactions

The Jarden Acquisition

On April 15, 2016, Jarden became a direct wholly-owned subsidiary of Newell Brands, as a result of a series of merger transactions (the “Jarden Acquisition”). Pursuant to a merger agreement, each share of Jarden common stock was converted into the right to receive and became exchangeable for merger consideration consisting of (1) 0.862 of a share of the Company’s common stock plus (2) $21.00 in cash. On April 15, 2016, the Company provided for the issuance of up to 189.4 million shares of common stock and the payment of up to $4.6 billion for 100% of the outstanding equity interests of Jarden, which consisted of 219.7 million shares of Jarden common stock outstanding and eligible to receive the merger consideration. Based on the closing price of a share of the Company’s common stock on April 15, 2016 of $44.33 per share and after conversion of substantially all of Jarden’s convertible notes, the total consideration paid or payable for shares of Jarden common stock was approximately $15.3 billion, including $5.4 billion of cash and $9.9 billion of common stock. Stockholders of the Company and stockholders and convertible note holders of Jarden immediately before the merger owned 55% and 45%, respectively, of Newell Brands upon completion of the merger. In addition, on April 15, 2016, the Company paid $4.1 billion to repay certain of Jarden’s outstanding debt obligations.

The Jarden Notes and the Private Exchange Offers

In March 2016, the Company commenced (1) private offers to exchange any and all (to the extend held by eligible holders) of €300 million aggregate principal amount of the outstanding 3 3⁄4% Senior Notes due October 2021 issued by Jarden (the “Jarden Euro Notes”) and $300 million aggregate principal amount of the outstanding 5% senior notes due November 2023 issued by Jarden (the “Jarden Dollar Notes” and, together with the Jarden Euro Notes, the “Existing Jarden Notes”) for the Original Notes and (2) concurrently solicited consents from the eligible holders of the Existing Jarden Notes to amend the related indentures. The private exchange offers and consent solicitations expired and were settled in April 2016. Approximately 90.6%, or €271,851,000, of the Jarden Euro Notes, and approximately 98.4%, or $295,122,000, of the Jarden Dollar Notes, were tendered and accepted in the private exchange offers for the Original Notes. The remaining Existing Jarden Notes that were not tendered in the private exchange offers are the senior unsecured obligations of the wholly-owned subsidiary of the Company into which Jarden merged pursuant to the merger agreement.

The private exchange offers were not registered under the Securities Act, and as a result, the Original Notes may not be offered or sold in the U.S. absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws. In connection with the completion of the private exchange offers, we entered into a registration rights agreement with the dealer manager for the private exchange offers, pursuant to which we agreed, among other things, to use our commercially reasonable efforts to complete an exchange offer registered under the Securities Act for the Original Notes following their issuance. The offering of Exchange Notes pursuant to this prospectus is being made in fulfillment of that agreement.

The Exchange Offers

The following summary contains basic information about the Exchange Offers. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Offers, see “The Exchange Offers.”

The Exchange Offers	We are offering to exchange up to (1) €271,851,000 aggregate principal amount of newly issued and registered Exchange Euro Notes for an equivalent principal amount of our outstanding, unregistered Original Euro Notes and (2) $295,122,000 aggregate principal amount of newly issued and registered Exchange Dollar Notes for an equivalent principal amount of our outstanding, unregistered Original Dollar Notes. The terms of the Exchange Euro Notes and Exchange Dollar Notes are substantially identical to the terms of the Original Euro Notes and Original Dollar Notes, respectively, except that the Exchange Notes have been registered under the Securities Act, and the transfer restrictions, registration rights and certain rights to additional interest currently applicable to the Original Notes do not apply to the Exchange Notes.

Purpose of Exchange Offers	On April 20, 2016, we issued the Original Notes pursuant to private exchange offers. In connection with the private exchange offers, we entered into a registration rights agreement with the dealer manager for the private exchange offers, pursuant to which we agreed, among other things, to use our commercially reasonable efforts to complete an exchange offer registered under the Securities Act for the Original Notes following their issuance. The Exchange Notes are being offered to satisfy our obligations under the registration rights agreement.

If the Exchange Offers are not completed by January 15, 2017, then we will pay additional interest to the holders of the Original Notes until the Exchange Offers are completed.

Expiration Date; Withdrawal of Tenders; Return of Original Notes not Accepted for Exchange	Each of the Exchange Offers will expire at 11:59 p.m., New York City time, on October 25, 2016, or a later date and time to which we extend it (the “Expiration Date”). Tenders of Original Notes in the Exchange Offers may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Expiration Date. We will exchange the Exchange Notes for validly tendered Original Notes that are not properly withdrawn promptly following the Expiration Date. Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offers.

Resale of Exchange Notes

Based on existing interpretations of the Securities Act by the SEC staff set forth in Exxon Capital Holdings Corporation (available May 13, 1998), Morgan Stanley & Co., Inc. (available June 5, 1991), and Shearman & Sterling (available July 2, 1993), and subject to the immediately following sentence, we believe the Exchange Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any holder of Original Notes that is an affiliate of ours or that intends to participate in the Exchange Offers for the purpose of distributing any of the Exchange Notes, or any broker-dealer that purchased any of the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities must deliver a prospectus (or to the extent permitted by law, make available a prospectus) to purchasers in connection with any resale of such Exchange Notes.

Procedures for Tendering Original Notes	The procedures for tendering Original Notes are as described below under “The Exchange Offers—Procedures for Tendering—Original Notes Held with DTC” and “The Exchange Offers—Procedures for Tendering—Original Notes Held with Euroclear or Clearstream.”

Conditions to the Exchange Offers	The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes of either series being tendered or accepted for exchange. The Exchange Offers are subject to customary conditions, which may be waived by us in our discretion. See “The Exchange Offers—Conditions to the Exchange Offers.”

Minimum Tender Amounts	You may tender the Original Euro Notes only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof and the Original Dollar Notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Consequences of Failure to Exchange the Original Notes	Original Notes that are not tendered in the Exchange Offers or are not accepted for exchange will remain outstanding and continue to bear legends restricting their transfer. You will not be able to offer or sell the Original Notes unless:

•	an exemption from the requirements of the Securities Act is available to you; or

•	you sell the Original Notes outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

In addition, you will no longer be entitled to any exchange or registration rights with respect to your outstanding Original Notes.

United States Federal Income Tax Considerations	Your exchange of an Original Note for an Exchange Note of the corresponding series will not constitute a taxable exchange and will not result in taxable income, gain or loss being recognized by you for U.S. federal income tax purposes. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding series of Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offers.

Exchange Agent	D.F. King & Co., Inc.

The Exchange Notes

The following is a brief summary of the principal terms of the Exchange Notes and is provided solely for your convenience. It is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Exchange Notes, see “Description of Notes.”

Issuer	Newell Brands Inc., a Delaware corporation

The Exchange Notes Offered	€271,851,000 aggregate principal amount of 3 3⁄4% Notes due October 1, 2021

$295,122,000 aggregate principal amount of 5% Notes due November 15, 2023

The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that:

•	the Exchange Notes will be registered under the Securities Act and therefore will not be subject to the restrictions on transfer that apply to the Original Notes, and the global securities representing the Exchange Notes will not bear transfer restriction legends;

•	the Exchange Notes will not be subject to the registration rights relating to the Original Notes and will not contain provisions for payment of additional interest in case of non-registration; and

•	the Exchange Notes will bear different CUSIP and ISIN numbers than the Original Notes of the same series.

Both the Original Euro Notes and the Original Dollar Notes are governed by the Indenture, dated as of November 19, 2014 between us and U.S. Bank National Association, as trustee (the “Indenture”).

Interest Rates; Interest Payment Dates; Maturity Dates	Each series of Exchange Notes to be issued in the Exchange Offers will have the same interest rate provisions, maturity dates and interest payment dates as the corresponding series of Original Notes for which they are being offered in exchange.

Generally, each series of Exchange Notes will bear interest from the most recent interest payment date on which interest has been paid on the corresponding series of Original Notes and such interest will be paid on the next interest payment date for such series of Exchange Notes succeeding the settlement of the Exchange Offers. Generally, holders of Original Notes whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any payment of interest accrued from the date of the last interest payment in respect of their Original Notes until the settlement of the Exchange Offers.

Interest Rates and Maturity Dates	Interest Payment Dates
3 3⁄4% Notes due October 1, 2021	April 1 and October 1

5% Notes due November 15, 2023	May 15 and November 15

Ranking	The Exchange Notes will be our senior unsecured obligations, will rank equally in right of payment with our other existing and future senior unsecured indebtedness, including all other unsubordinated notes issued under the Indenture, from time to time outstanding, and will be structurally subordinated to the secured and unsecured debt of our subsidiaries, including any debt of Jarden that remains outstanding. The Exchange Notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of the Exchange Notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. See “Description of Notes—Ranking.”

Optional Redemption	We may redeem any series of the Exchange Notes before their stated maturity in whole, or in part, from time to time, at a redemption price that includes accrued and unpaid interest and a make-whole premium (as applicable). For a more complete description of the redemption provisions of the Exchange Notes, see “Description of Notes—Optional Redemption.”

Additional Amounts on Euro Notes	We will, subject to certain exceptions and limitations set forth herein, pay additional amounts on the Exchange Euro Notes as are necessary in order that the net payment by us of the principal of and interest on the Exchange Euro Notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the Exchange Euro Notes to be then due and payable. See “Description of Notes—Payment of Additional Amounts on Euro Notes.”

Redemption of Euro Notes for Tax Reasons	We may redeem all, but not part, of the Exchange Euro Notes at any time if the tax laws of the United States (or any taxing authority in the United States) change and we become obligated to pay additional amounts on the Exchange Euro Notes as described under “Description of Notes—Payment of Additional Amounts on Euro Notes,” at par plus accrued and unpaid interest. See “Description of Notes—Redemption of Euro Notes for Tax Reasons.”

Change of Control Triggering Event Offer

If a change of control triggering event occurs, the holders of the Exchange Notes will have the right to require us to repurchase the Exchange Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. For a more complete description of the change of control provisions of the Exchange Notes, see “Description of Notes—Change of Control Offer.”

Certain Covenants	The Indenture contains covenants that include a limitation on liens and a restriction on changes of control and consolidation, merger and sale of assets. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes—Consolidation, Merger and Sale of Assets” and “Description of Notes—Limitation on Liens.”

No Trading Market	Each series of the Exchange Notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list any of the Exchange Notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for any series of the Exchange Notes will develop, the ability of holders of the Exchange Notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading markets develop, you may be unable to resell the Exchange Notes at any price or at their fair market value or at all.

Risk Factors	For risks related to an investment in the Exchange Notes, please read the section entitled “Risk Factors—Risks Related to the Exchange Notes” beginning on page 10 of this prospectus.

RISK FACTORS

Risks Relating to the Exchange Notes

Active trading markets for the Exchange Notes may not develop.

Each series of Exchange Notes will constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of any of the Exchange Notes of any series on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for any series of Exchange Notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell Exchange Notes of that series. Further, there can be no assurance as to the liquidity of any market that may develop for such Exchange Notes, your ability to sell such Exchange Notes or the price at which you will be able to sell such Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Exchange Notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the number of holders of the Exchange Notes;

•	the interest of securities dealers in making a market for the Exchange Notes;

•	our credit ratings with major credit rating agencies; and

•	the level, direction and volatility of market interest rates generally.

The Indenture does not limit the amount of debt we may incur or restrict our ability to engage in other transactions that may adversely affect holders of our Exchange Notes.

The Indenture under which the Exchange Notes will be issued does not limit the amount of debt that we may incur. The Indenture does not contain any financial covenants or other provisions that would afford the holders of the Exchange Notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the Indenture does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you.

We may be unable to generate the cash flow to service our debt obligations, including the Exchange Notes.

We cannot assure you that our business will generate sufficient cash flow to enable us to service our indebtedness, including the Exchange Notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, refinance our debt obligations and fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Based upon current levels of operations, we believe cash flow from operations and available cash will be adequate for the foreseeable future to meet our anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the Exchange Notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the Exchange Notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or incur additional indebtedness on terms acceptable to us, if at all.

We have a substantial amount of indebtedness, which could limit our financing and other options and adversely affect our ability to make payments on the Exchange Notes.

We have a substantial amount of indebtedness. As of June 30, 2016, we had $13.0 billion of total debt. Our level of indebtedness could have important consequences to holders of the Exchange Notes. For example, it may limit:

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•	our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity, and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing. Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

We may still be able to incur substantially more debt.

We may be able to incur substantial indebtedness in the future. The terms of the Indenture will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the Exchange Notes, the holders of that debt will be entitled to share ratably with the holders of the Exchange Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our Company.

The Exchange Notes are our obligations exclusively and our operations are conducted through, and our consolidated assets are held by, our subsidiaries. The Exchange Notes will be structurally subordinated to any indebtedness of our subsidiaries. Structural subordination increases the risk that we will be unable to meet our obligations on the Exchange Notes.

The Exchange Notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. Newell Brands is a holding company and conducts its business principally through its subsidiaries. Accordingly, our ability to service our debt, including the Exchange Notes, depends on the results of operations and cash flows of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the Exchange Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the Exchange Notes or to make any funds available for that purpose. As a result, claims of holders of the Exchange Notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interests in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us and may otherwise be subordinated to other indebtedness and payables due to equitable or other considerations.

We may not be able to purchase the Exchange Notes upon a change of control triggering event.

Upon the occurrence of a “change of control triggering event” as defined under “Description of Notes—Change of Control Offer,” we will be required to offer to purchase all outstanding notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. However, we may not be able to purchase the Exchange Notes upon a change of control triggering event because we may not have sufficient funds to do so, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then-existing debt. Holders of our 2.05% Notes due 2017, 6.25% Notes due 2018, 2.150% Notes due 2018, 2.875% Notes due 2019, 2.600% notes due 2019, 4.70% Notes due 2020, 3.150% Notes due 2021, 4.00% Notes due 2022, 3.850% Notes due 2023, 4.00% Notes due 2024, 3.900% Notes due 2025, 4.200% Notes due 2026, 6.11% Notes due 2028, 5.375% Notes due 2036 and 5.500% Notes due 2046 may require us to repurchase such notes on the same change of control triggering event. In addition, certain changes of control are termination events under our receivables financing facility, which would permit the declaration of a termination date and result in the proceeds from all receivables under the facility paying off the facility.

The change of control offer covenant is limited to the transactions specified in “Description of Notes—Change of Control Offer.” We have no present intention to engage in a transaction involving a change of control triggering event, although it is possible that we could decide to do so in the future. In the event we are required to purchase outstanding Exchange Notes pursuant to a change of control triggering event, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing. In addition, our ability to purchase the Exchange Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the Exchange Notes upon a change of control triggering event would cause a default under the Indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the Exchange Notes.

Redemption may adversely affect your return on the Exchange Notes.

We have the right to redeem some or all of the Exchange Notes prior to maturity, as described under “Description of Notes—Optional Redemption” in this prospectus. We may redeem the Exchange Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Exchange Notes.

Risks Related to the Exchange Offers

If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

Broker-dealers that acquired the Original Notes directly from Newell Brands, but not as a result of market-making activities or other trading activities, must comply with all applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers in exchange for Original Notes that it acquired as a result of market-making or other trading activities must comply with its prospectus delivery obligations in connection with any resale of the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

You may not receive the Exchange Notes in the Exchange Offers if the procedures for the Exchange Offers are not followed.

We will issue the Exchange Notes in exchange for your Original Notes only if you tender your Original Notes and deliver a properly completed and duly executed letter of transmittal or the electronic transmittal through the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) or an Electronic Consent Instruction (as defined herein) to Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), as applicable, and other required documents before expiration of the Exchange Offers. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither of Newell Brands nor the exchange agent or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange.

The consummation of the Exchange Offers may be delayed or may not occur.

Consummation of the Exchange Offers is subject to the satisfaction of certain conditions, including that there has not been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects, as set forth in “The Exchange Offers—Conditions to the Exchange Offers.” Even if the Exchange Offers are completed, they may not be completed on the schedule or on the terms and conditions described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their Exchange Notes, during which time those holders of Original Notes will not be able to effect transfers of their Original Notes validly tendered and not validly withdrawn in the Exchange Offers.

We may repurchase any Original Notes that are not tendered in the Exchange Offers on terms that are more favorable to the holders of the Original Notes than the terms of the Exchange Offers.

We or our affiliates may, to the extent permitted by applicable law, after the Expiration Date of the Exchange Offers, acquire Original Notes that are not tendered and accepted in the Exchange Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption or otherwise, upon such terms and at such prices as we may determine, which may be more or less favorable to holders of the Original Notes than the terms of the Exchange Offers. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

USE OF PROCEEDS

The Exchange Offers are intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the Exchange Offers. In consideration for issuing the Exchange Notes, we will receive Original Notes from you in the same principal amount. The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. “Fixed charges” represent interest expensed and capitalized and the portion of rental expense that is estimated as representative of the interest factor. “Earnings” represent the aggregate of income before taxes, equity (income) loss of affiliates, adjustments for capitalized interest and fixed charges.

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	2.19x	3.71x	5.65x	6.36x	5.49x	2.55x

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

On April 20, 2016, we issued the Original Notes pursuant to private exchange offers exempt from the registration and prospectus delivery requirements of the Securities Act. Accordingly, these Original Notes may not be transferred in the United States unless registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. In connection with the issuance of the Original Notes, we entered into a registration rights agreement with the dealer manager for the private exchange offers pursuant to which we agreed, among other things, to use our commercially reasonable efforts to file with the SEC a registration statement relating to the Original Notes issued in the private exchange offers and to complete the Exchange Offers within 270 days after the date the Original Notes were originally issued.

The Exchange Offers are being conducted to satisfy our obligations under the registration rights agreement. We are registering the Exchange Offers in reliance on the position of the staff of the SEC set forth in the following no-action letters: Exxon Capital Holdings Corporation (available May 13, 1998), Morgan Stanley & Co., Inc. (available June 5, 1991), and Shearman & Sterling (available July 2, 1993).

If the Exchange Offers have not been completed by January 15, 2017, we will be required to pay additional interest on the Original Notes at the rate of 0.25% per year for the first 90-day period and an additional 0.25% per year with respect to each subsequent 90-day period, up to a maximum increase of 0.50% per year.

Following the completion of the Exchange Offers, holders of the Original Notes who were eligible to participate in the Exchange Offers, but who do not tender their Original Notes, will have no further rights under the registration rights agreement. In that case, the Original Notes will continue to be subject to restrictions on transfer under the Securities Act.

Terms of the Exchange Offers

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, if applicable, Exchange Notes for an equal principal amount of Original Notes. The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that:

•	the Exchange Notes will be registered under the Securities Act and therefore will not be subject to the restrictions on transfer that apply to the Original Notes, and the global securities representing the Exchange Notes will not bear transfer restriction legends;

•	the Exchange Notes will not be subject to the registration rights relating to the Original Notes and will not contain provisions for payment of additional interest in case of non-registration; and

•	the Exchange Notes will bear different CUSIP and ISIN numbers than the Original Notes of the same series.

The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. As of the date of this prospectus, the following principal amounts of Original Notes are outstanding:

Title of Series of Original Notes to be Exchanged	Aggregate Principal Amount Outstanding
3 3⁄4% Senior Notes due October 1, 2021	€271,851,000
5% Senior Notes due November 15, 2023	$295,122,000

You may tender the Original Euro Notes only in denominations of €100,000 and integral multiples of €1,000 in excess thereof and the Original Dollar Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Notes—General Terms.”

The Exchange Notes will evidence the same indebtedness as the Original Notes of the same series they replace, and will be issued under, and be entitled to the benefits of, the Indenture that authorized the issuance of the Original Notes of the same series. As a result, the Original Notes and the respective replacement Exchange Notes of the same series will be treated as a single series of notes under the Indenture.

Based on certain interpretive letters referenced above issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offers generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offers, your Original Notes will continue to be subject to restrictions on transfer.

If any holder of the Original Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offers, the holder would not be able to participate in the Exchange Offers, would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Amendment; Termination

The Expiration Date for the Exchange Offers is 11:59 p.m., New York City time, on October 25, 2016, unless we extend the Expiration Date. We reserve the right to extend the Exchange Offers at any time and from time to time prior to the Expiration Date by giving written notice to the exchange agent, and by release to a financial news service communicated no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Any such notice will disclose the principal amount of the Original Notes tendered as of the date of the notice. We expect that the maximum period of time that the Exchange Offers will remain in effect, including any extensions, is 25 business days from the date it commences. If we so extend the Expiration Date, the term “Expiration Date” shall mean the latest date and time to which we extend the Exchange Offers.

Subject to applicable law, we expressly reserve the right:

•	to delay accepting any Original Notes in connection with an extension of the Exchange Offers;

•	to terminate the Exchange Offers if, in our reasonable discretion, any of the conditions described below under “—Conditions to the Exchange Offers” shall not have been satisfied; or

•	amend, modify or waive in part or whole, the terms of the Exchange Offers in any respect, including waiver of any conditions to consummation of the Exchange Offers.

If any termination or material amendment occurs, we will notify the exchange agent in writing as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offers, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offers following notice of the material amendment or change, as applicable.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the Exchange Offers through a timely release to a financial news service.

Conditions to the Exchange Offers

We will not be required to accept for exchange, or to exchange Exchange Notes for, any Original Notes, and we may terminate the Exchange Offers as provided in this prospectus before the Expiration Date, if:

•	any law, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the Exchange Offers;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the Exchange Offers which, in our reasonable judgment, would impair our ability to proceed with the Exchange Offers;

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the Exchange Offers as contemplated by this prospectus;

•	any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the Exchange Offers;

•	any other change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, our businesses, our condition (financial or otherwise) or prospects, the market price of the Exchange Notes or the Original Notes or the value of the Exchange Offers to us; or

•	there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in whole or in part at any time and from time to time, if we determine in our reasonable discretion that these conditions have not been satisfied. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the Exchange Offers and retain all Original Notes tendered before the expiration of the Exchange Offers, subject, however, to the rights of holders to withdraw these Original Notes; or

•	waive unsatisfied conditions relating to the Exchange Offers and accept all properly tendered Original Notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding, subject to the rights of holders to challenge such determination in a court of competent jurisdiction.

In addition, we reserve the right to:

•	purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date; and

•	purchase Original Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the Exchange Offers.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indenture, under which the Original Notes were issued under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Procedures for Tendering

To participate in the Exchange Offers, you must validly tender (or cause the valid tender of) your Original Notes using the procedures described in this prospectus and in the accompanying letter of transmittal, if applicable. The procedures by which you may tender or cause to be tendered Original Notes will depend upon the manner in which you hold such notes, as described below.

Original Notes Held with DTC

The Original Dollar Notes are held in book-entry form through the DTC. Pursuant to authority granted by the DTC, if you are a DTC participant that has Original Dollar Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Original Dollar Notes as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Original Dollar Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Original Dollar Notes at DTC for purposes of the Exchange Offers.

Tender of Original Dollar Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 excess thereof.

Any DTC participant may tender Original Dollar Notes by effecting a book-entry transfer of the Original Dollar Notes to be tendered in the Exchange Offers into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the Exchange Offers through DTC’s ATOP procedures for transfer; or (2) completing and signing the letter of transmittal according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent, in either case before the Expiration Date of the Exchange Offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Original Dollar Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Newell Brands may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the Exchange Offers.

The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the Exchange Offers. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

Original Notes Held with Euroclear or Clearstream

The Original Euro Notes are held in book-entry form through Euroclear or Clearstream. A holder of Original Euro Notes with Euroclear or Clearstream wishing to participate in the Exchange Offers should submit, or arrange to have submitted on its behalf, an electronic exchange instruction (an “Electronic Consent Instruction”) through the relevant clearing system in accordance with the procedures of, and within the time limits specified by, the relevant clearing system for receipt by the exchange agent.

Only direct participants in Euroclear or Clearstream may submit Electronic Consent Instructions through Euroclear and Clearstream. A holder of Original Euro Notes that is not a direct participant in Euroclear or Clearstream must arrange for the direct participant through which they hold the Original Euro Notes to submit an Electronic Consent Instruction on their behalf to the relevant clearing system prior to the deadline specified by the relevant clearing system. Beneficial owners of Original Euro Notes who are not direct participants in Euroclear or Clearstream must contact their custodian bank, depositary, broker, trust company or other nominee) to arrange for the direct participant in Euroclear or Clearstream, as the case may be, through which they hold Original Euro Notes to submit a valid Electronic Consent Instruction to the relevant clearing system prior to the Expiration Date.

Tender of Original Euro Notes will be accepted only in minimum denominations of €100,000 and integral multiples of €1,000 excess thereof.

The “Electronic Consent Instruction” means an instruction to Euroclear or Clearstream, as applicable, that includes:

(i)	irrevocable instructions:

(a)	to block any attempt to transfer such participant’s tendered Original Euro Notes on or prior to the settlement date; and

(b)	to debit such participant’s account on the settlement date in respect of all of the Original Euro Notes that such participant has tendered, or in respect of such lesser portion of such Original Euro Notes as are accepted pursuant to the Exchange Offers, upon receipt of an instruction from the exchange agent;

subject in each case to the automatic withdrawal of the instructions in the event that the Exchange Offers are terminated prior to the Expiration Date, as notified to Euroclear or Clearstream by the exchange agent;

(ii)	authorization to disclose the identity of the direct participant and information about the foregoing instructions; and

(iii)	express acknowledgement that such participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that Newell Brands may enforce that agreement against such participant.

Tenders of Original Euro Notes, including Electronic Consent Instructions, must be delivered to and received by the applicable clearing system in accordance with their procedures and the deadlines established by them, which must in any event be at or prior to the Expiration Date. Holders of Original Euro Notes are responsible for informing themselves of those deadlines and for arranging the due and timely delivery of electronic acceptance instructions to the applicable clearing system.

Original Notes Held Through a Nominee

If you are a beneficial owner of Original Notes that are issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Original Notes in the Exchange Offers, you should contact the record holder promptly and instruct the record holder to tender the Original Notes using one of the procedures described above.

Letter of Transmittal; Electronic Consent Instructions; Deemed Representations

Subject to and effective upon the acceptance for exchange and issuance of Exchange Notes in exchange for Original Notes tendered (1) by a letter of transmittal (with respect to Original Dollar Notes) in accordance with the terms and subject to the conditions set forth herein, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), or (2) by an Electronic Consent Instruction (with respect to Original Euro Notes) in accordance with the terms and subject to the conditions set forth herein, by arranging for such instruction to be submitted through a direct participant in Euroclear or Clearstream, a tendering holder of Original Notes:

•	irrevocably sells, assigns and transfers to or upon the order of Newell Brands all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Original Notes tendered thereby;

•	waives any and all other rights with respect to the Original Notes (including, without limitation, any existing or past defaults and their consequences in respect of the Original Notes and any rights under the registration rights agreement);

•	releases and discharges Newell Brands and the trustee under the Indenture from any and all claims that the holder may have, now or in the future, arising out of or related to the Original Notes tendered, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Original Notes tendered (other than as expressly provided in this prospectus or the letter of transmittal), or to participate in any redemption or defeasance of the Original Notes tendered;

•	represents and warrants that it is acquiring the Exchange Notes issued in the Exchange Offers in the ordinary course of its business;

•	represents and warrants that it is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes within the meaning of the Securities Act;

•	represents and warrants that it is not an “affiliate” of ours, as defined in Rule 405 under the Securities Act;

•	represents and warrants that if it is a broker-dealer registered under the Exchange Act or it is participating in the Exchange Offers for the purposes of distributing the Exchange Notes, it must comply with all applicable registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes, and it cannot rely on the position of the SEC’s staff in their no-action letters issued for persons who are not broker-dealers; and

•	irrevocably constitutes and appoints the exchange agent as its true and lawful agent and attorney-in-fact with respect to the tendered Original Notes (with full knowledge that the exchange agent also acts as the agent of Newell Brands with respect to such Original Notes), with full powers of substitution and resubstitution, subject only to the right of withdrawal described in this prospectus, to cause the Original Notes tendered to be assigned, transferred and exchanged in the Exchange Offers.

In addition, a tendering holder of Original Notes in a foreign jurisdiction:

•

represents and warrants that it is not a person to whom it is unlawful to make an offer or solicitation pursuant to the Exchange Offers under applicable securities laws of its jurisdiction, it has not distributed or forwarded this prospectus or any other documents or materials relating to the Exchange

Offers to any such person and it has (before tendering the Original Notes for exchange) complied with all laws and regulations applicable to it for the purposes of its participation in the Exchange Offers;

•	represents and warrants that it is located outside of the Republic of Austria or, if located or resident in the Republic of Austria, is a qualified investor within the meaning of § 1 para 1 no. 5a of the Austrian Capital Markets Act (Kapitalmarktgesetz) acting for its own account;

•	represents and warrants that it is not resident in the Kingdom of Belgium and is located outside the Kingdom of Belgium, or if it is resident or located in the Kingdom of Belgium, is a qualified investor within the meaning of article 10, §1 of the Belgian Prospectus Law acting for its own account;

•	represents and warrants that it is not located or resident in Canada or, if located or resident in Canada, (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations;

•	represents and warrants that it is located outside of Denmark or, if located or resident in Denmark, the offer will not be considered a marketing of Exchange Notes in Denmark or an offer of the Exchange Notes to the public in Denmark within the meaning of the Danish Securities Trading Act or any Executive Orders issued pursuant thereto;

•	represents and warrants it is not located or resident in France or, if it is located or resident in France, it is a (i) provider of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’ investissement de gestion de portefeuille pour compte de tiers) or (ii) qualified investor (investisseur qualifié) , other than an individual (all as defined in, and in accordance with, Articles L.411-1, L.411-2 and L.411-1 of the French Code Monétaire et Financier);

•	represents and warrants it is not located or resident in Italy, or, if it is located in Italy, it is an authorised person or is tendering Original Notes through an authorised person and in compliance with applicable laws and regulations or with requirements imposed by Commissione Nazionale per le Società e la Borsa (“CONSOB”) or any other Italian authority;

•	represents and warrants it is not located or resident in the United Kingdom or, if it is located or resident in the United Kingdom, it is a person (i) with professional experience in matters relating to investments falling within Article 19(5) of the Financial Promotion Order, (ii) falling within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) is outside the United Kingdom, or (iv) to whom this prospectus and any other documents or materials relating to this prospectus may otherwise lawfully be communicated; and

•	represents and warrants it is outside Singapore or, if in Singapore, is (i) an existing holder of the Original Notes previously issued by Newell Brands (in which case participation in the Exchange Offers is pursuant to Section 273(1)(cd) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) or (ii) an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) a relevant person as defined in Section 275(2) of the SFA, pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise receiving Exchange Notes pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Proper Execution and Delivery of Letter of Transmittal and Electronic Consent Instructions

If you are required to submit a letter of transmittal, as described herein, and you wish to participate in the Exchange Offers, delivery of your Original Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Original Notes and the portion entitled “Special Delivery Instructions” on the letter of transmittal has not been completed; or

•	the Original Notes are tendered for the account of a bank, broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker, credit union, national securities exchange, registered securities association or clearing agency or savings institution that is a participant in a Securities Transfer Association recognized program.

If you are required to submit Electronic Consent Instructions, as described herein, such instructions must be delivered to and received by the applicable clearing system in accordance with their procedures and the deadlines established by them. Compliance with such procedures and deadlines is your responsibility.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Subject to the satisfaction or waiver of the conditions to the Exchange Offers, the acceptance for exchange of Original Notes validly tendered and not validly withdrawn and the issuance of the Exchange Notes will be made promptly after the Expiration Date. For purposes of the Exchange Offers, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the exchange agent. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. The exchange agent will act as agent for the tendering holders of each series of Original Notes for the purposes of receiving corresponding series of Exchange Notes from us and causing the Original Notes to be assigned, transferred and exchanged.

If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offers or if Original Notes are validly withdrawn, such unaccepted or withdrawn Original Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offers.

No Guaranteed Delivery

There are no guaranteed delivery provisions applicable to the Exchange Offers. Holders must tender their Original Notes in accordance with the proper procedures for tendering.

Withdrawal of Tenders

Your tender of Original Notes pursuant to the Exchange Offers is irrevocable except as otherwise provided in this section. You may withdraw tenders of Original Notes at any time prior to 11:59 p.m., New York City time, on October 25, 2016, the Expiration Date.

For a withdrawal to be effective for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

Any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn Original Notes and otherwise comply with the procedures of DTC, Euroclear or Clearstream, as applicable. We will determine, in our reasonable discretion, all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties, subject to the rights of holders to challenge such determination in a court of competent jurisdiction. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offers and no Exchange Notes will be issued with respect to them unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn Original Notes may be re-tendered by following the procedures for tendering at any time prior to the Expiration Date.

Consequences of Failure to Exchange

We will issue the Exchange Notes in exchange for Original Notes under the Exchange Offers only after timely confirmation of book-entry transfer of the Original Notes into the exchange agent’s account and after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal, as applicable, and receipt by the exchange agent of any other required documents. Therefore, holders of the Original Notes desiring to tender Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offers, continue to be subject to the existing restrictions upon transfer under the Securities Act.

Participation in the Exchange Offers is voluntary. In the event the Exchange Offers are completed, we will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	holders may resell Original Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that Original Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Original Notes could be adversely affected.

Certain Matters Relating to Non-U.S. Jurisdictions

Although we will make available this document to holders of the Original Notes to the extent required by U.S. law, this document is not an offer or solicitation of an offer to sell, purchase or exchange securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender Original Notes in the Exchange Offers will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offers without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the Exchange Offers in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Exchange Notes that may apply in their home countries. We and the exchange agent cannot provide any assurance about whether such limitations may exist. By signing or being deemed to sign the letter of transmittal or Electronic Consent Instruction and tendering Original Notes, you are representing that if you are located outside the United States the offer to you and your acceptance of it does not contravene the applicable laws where you are located. See also “Notice to Certain Non-U.S. Holders.”

Exchange Agent

D.F. King & Co., Inc. has been appointed as the exchange agent for the Exchange Offers. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the accompanying letter of transmittal, if applicable, should be directed to the exchange agent as follows:

In New York:

Call Collect: (212) 269-5550

Toll Free: (800) 628-8536

Email: Newell@dfking.com

By Facsimile (Eligible Institutions Only): (212) 709-3328 Attention: Peter Aymar For Information or Confirmation by Telephone: (212) 232-3235	By Mail or Hand: 48 Wall Street, 22nd Floor New York, New York 10005 Attention: Peter Aymar

In London:

125 Wood Street

London EC2V 7AN

United Kingdom

Telephone: +44 20 7920 9700

In Hong Kong:

Hong Kong

Suite 1601, 16/F, Central Tower

28 Queen’s Road Central

Hong Kong

Telephone: +852 3953 7230

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offers, and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offers other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offers will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offers or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offers in any jurisdiction.

No Recommendation

You must make your own decision whether to tender any Original Notes in the Exchange Offers and, if so, as to the principal amount of Original Notes to tender. None of us, the exchange agent or any other person makes any recommendation as to whether or not holders of outstanding Original Notes should tender their Original Notes for exchange in the Exchange Offers. Before making your decision, we urge you to carefully read this document in its entirety, including the information set forth under “Risk Factors,” and the other documents incorporated by reference or referred to in this document, including the letter of transmittal, if applicable. See “Where You Can Find More Information.”

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Original Notes for his or her own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Original Notes being tendered and (b) will cause such Original Notes to be delivered in accordance with the terms of the exchange offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Original Notes in the Exchange Offers under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offers upon the terms and subject to the conditions described in this prospectus, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offers, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position equal to or greater than the aggregate principal amount of the Original Notes being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Original Notes complies with Rule 14e-4.

Appraisal or Dissenters’ Rights

You will not have appraisal or dissenters’ rights in connection with the Exchange Offers.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer Original Notes to us and the issuance of Exchange Notes in the Exchange Offers—unless you instruct us to issue or cause to be issued Exchange Notes, or request that Original Notes not tendered or accepted in the Exchange Offers be returned, to a person other than the tendering holder. If transfer taxes are imposed for any such other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, if applicable, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any amounts due to such holder.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any U.S. federal, state, local or foreign tax laws to which you may be subject.

The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations.

The exchange of an Original Note for an Exchange Note will not constitute a taxable exchange and will not result in taxable income, gain or loss being recognized by you for U.S. federal income tax purposes. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations” for more information.

DESCRIPTION OF NOTES

We have summarized below certain terms of the Exchange Notes. This summary is not complete. You should refer to the Indenture, dated as of November 19, 2014, between us and U.S. Bank, National Association, as trustee (the “Indenture”). We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as holders of the Exchange Notes. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you can obtain a copy of the Indenture as described under “Where You Can Find More Information.”

Unless otherwise specified or unless the context otherwise requires, the terms “Newell Brands,” “Company,” “we,” “us” and “our” refer to Newell Brands Inc. and its consolidated subsidiaries.

In addition, references to the “Notes” in this section include both the Exchange Notes being offered in the Exchange Offers and the Original Notes that are not exchanged for Exchange Notes in the Exchange Offers, and all references to Euro Notes and Dollar Notes in this section include both the Euro Notes and Exchange Dollar Notes, respectively, and the Original Euro Notes and Original Dollar Notes, respectively, that are not exchanged for the corresponding series of Exchange Notes in the Exchange offers, except the Original Notes will continue to be subject to certain transfer restrictions as described under “The Exchange Offers—Consequences of Failure to Exchange.” The Exchange Notes and the Original Notes of the same series that are not exchanged constitute a single series of notes under the Indenture.

Ranking

The Original Notes and the Exchange Notes:

•	are or will be the general unsecured obligations of Newell Brands;

•	are or will be pari passu in right of payment with all of our other unsecured debt and unsubordinated indebtedness from time to time outstanding; and

•	are or will be senior in right of payment to any future subordinated indebtedness of Newell Brands.

The Original Notes and the Exchange Notes are or will be our unsecured general obligations and are or will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Because Newell Brands is a holding company and conducts its business principally through its subsidiaries, Original Notes and the Exchange Notes are or will be structurally subordinated to the liabilities of its subsidiaries. For example, substantially all of Newell Brands’ consolidated accounts payable represent obligations of Newell Brands’ subsidiaries. The rights of Newell Brands, and the rights of its creditors, including the holders of the Notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell Brands’ claims as a creditor of that subsidiary may be recognized.

The Indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount that we authorize from time to time for each series. We may, from time to time, without the consent of the holders of the Notes, issue additional Notes or other debt securities under the Indenture in addition to the aggregate principal amount of the Notes offered by this prospectus.

General Terms

Exchange Euro Notes

•	Total principal amount being issued: up to €271,851,000 million

•	Maturity date: October 1, 2021

•	Interest rate: 3 3⁄4%

•	Date interest starts accruing: April 20, 2016

•	Interest payment dates: April 1 and October 1

•	First interest payment date: April 1, 2017

•	Regular record dates for interest: March 15 and September 15

•	Redemption: See “—Optional Redemption”

•	Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months

•	Currency: All payments of interest and principal, including payments made upon any redemption of the Exchange Euro Notes, will be paid in Euros

•	Listing: The Exchange Euro Notes will not be listed on any securities exchange or included in any automated quotation system

Exchange Dollar Notes

•	Total principal amount being issued: up to $295,122,000 million

•	Maturity date: November 15, 2023

•	Interest rate: 5%

•	Date interest starts accruing: May 15, 2016

•	Interest payment dates: May 15 and November 15

•	First interest payment date: November 15, 2016

•	Regular record dates for interest: May 1 and November 1

•	Redemption: See “—Optional Redemption”

•	Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months

•	Currency: All payments of interest and principal, including payments made upon any redemption of the Exchange Dollar Notes, will be paid in U.S. dollars.

•	Listing: The Exchange Dollar Notes will not be listed on any securities exchange or included in any automated quotation system

General

We may, without the consent of the holders, increase the principal amount of any series of the Exchange Notes outstanding in the future by issuing additional Exchange Notes of such series with the same terms and conditions and with the same CUSIP or ISIN number, as applicable, as the Exchange Notes of such series so that the additional Exchange Notes will be consolidated and form a single series with the Exchange Notes of such series.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business day,” with respect to any place of payment or any other particular location referred to in the Indenture or the Notes, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment or particular location are authorized or obligated by law or executive order to close.

We will issue the Exchange Notes only in fully registered book-entry form without coupons, in minimum denominations of $2,000 or €100,000, as applicable (with respect to each series of Exchange Notes, the “Minimum Denomination”), and integral multiples of $1,000 or €1,000, as applicable, in excess thereof. Notes may be transferred or exchanged only through a participating member of DTC or Euroclear or Clearstream. See “—Book-Entry, Delivery and Form.”

We will make payments of principal of, and premium, if any, and interest on, the Notes through the trustee to DTC or through Elavon Financial Services DAC, UK Branch (f/k/a Elavon Financial Services Limited, UK Branch) to Euroclear or Clearstream or its nominee. See “—Book-Entry, Delivery and Form.”

The Notes will not have the benefit of any sinking fund.

Optional Redemption

Euro Notes

At any time, the Company may redeem all or a part of the Euro Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Euro Notes to be redeemed and (ii) the sum of the present values of the remaining unscheduled principal and interest payments on the redemption date, computed using a discount rate equal to the Bund Rate as of such redemption date, plus 50 basis points, plus in each case, accrued and unpaid interest, if any, to the redemption date.

“Bund Rate” means, with respect to any redemption date for the Euro Notes, the mid-market yield, under the heading which represents the average for the immediately prior week, appearing on Reuters page AABBUND01, or its successor, for the maturity corresponding to October 1, 2021 (if no maturity date is within three months before or after October 1, 2021, yields for the two published maturities most closely corresponding to October 1, 2021 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). The Bund Rate shall be calculated by the Company on the third business day preceding such redemption date.

Dollar Notes

At any time prior to November 15, 2018, the Company may redeem on one or more occasions Dollar Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Dollar Notes (including additional notes, if any) originally issued at a redemption price equal to 105.000%, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings of the Company; provided, however, that (i) at least 60% of the aggregate principal amount of notes (which includes additional notes, if any) issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 90 days after the closing of the related Equity Offering.

At any time prior to November 15, 2018, the Company may redeem all or part of the Dollar Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Dollar Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date, subject to the rights of the holders on the relevant record date to receive interest due on the relevant interest payment date.

On or after November 15, 2018, all or any portion of the Dollar Notes may be redeemed, upon not less than 30 nor more than 60 days’ notice, during the twelve-month period beginning on November 15 of the years indicated below at the applicable redemption premium, plus accrued and unpaid interest to the redemption date:

Year	Percentage
2018	103.750%
2019	102.500%
2020	101.250%
2021 and thereafter	100.000%

“Applicable Premium” means with respect to any Dollar Notes on any redemption date, greater of (1) 1.0% of the principal amount of the Dollar Notes or (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the Dollar Note on November 15, 2018, plus (ii) all required interest payments due on such Dollar Note through November 15, 2018 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate at such redemption date, plus 50 basis points, over the principal amount of such Dollar Notes.

“Equity Offering” means any offering of shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock (collectively, “Capital Stock”), of the Company that is not Disqualified Capital Stock.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case, on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if: (1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Change of Control Offer” and (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to November 15, 2018; provided, however, that if the period from the redemption date to November 15, 2018 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to November 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

General

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date are payable on the interest payment date to the registered holders as of the close of business on the relevant regular record date according to the Notes and the Indenture.

We will cause the trustee on our behalf to mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. The Notes will be redeemed in increments of $1,000 or €1,000, as applicable. No Notes having principal of less than the applicable Minimum Denomination shall be redeemed in part.

On and after the redemption date, interest will cease to accrue on the Notes, or any portion of the Notes, called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) or Elavon Financial Services DAC, UK Branch (f/k/a Elavon Financial Services Limited, UK Branch), as applicable, money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by DTC or Euroclear or Clearstream, as applicable, or, if the Notes to be redeemed are not represented by a global security, by a method the trustee deems to be fair and appropriate.

Payment of Additional Amounts on Euro Notes

All payments of principal and interest on the Euro Notes by us will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), unless the withholding of such taxes, assessments or other governmental charge is required by law or the official interpretation or administration thereof. We will, subject to the exceptions and limitations set forth below, pay as additional interest on Euro Notes such additional amounts (the “additional amounts”) as are necessary in order that the net payment by us of the principal of and interest on such Euro Notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by any Relevant Taxing Jurisdiction, will not be less than the amount provided in such Euro Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

•	to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such holder holds such Euro Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over, an estate or trust administered by a fiduciary holder, being considered as:

•	being or having been engaged in a trade or business in the United States or having had a permanent establishment in the United States;

•	having a current or former connection with the Relevant Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of such Euro Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the Relevant Taxing Jurisdiction;

•	being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

•	being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the Code or any successor provision; or

•	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;

•	to any holder that is not the sole beneficial owner of such Euro Notes, or a portion of such Euro Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

•	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder, or beneficial owner or any other person to (a) submit an applicable IRS Form W-8 (with any required attachments) to establish the status as a non-United States person as required for purposes of the portfolio interest exemption or IRS Form W-9 to establish the status as a United States person, or comply with other certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the holder or beneficial owner of such Euro Notes, if compliance is required by statute, by regulation of the Relevant Taxing Jurisdiction or by an applicable income tax treaty to which the Relevant Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge or (b) comply with any informational gathering and reporting requirements or take any similar actions (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the holder;

•	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

•	to any tax, assessment or other governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

•	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

•	to any withholding or deduction that is imposed on a payment and that is required to be made pursuant to any European Union Directive on the taxation of savings, including the European Council Directive 2003/4S/EC or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;

•	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

•	to any tax, assessment or other governmental charge that would not have been imposed or levied but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing such Euro Notes in the ordinary course of its lending business or (ii) that is neither (A) buying such Euro Notes for investment purposes only nor (B) buying such Euro Notes for resale to a third-party that either is not a bank or holding such Euro Notes for investment purposes only;

•

to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code, any intergovernmental agreement, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

•	in the case of any combination of the bullets listed above.

The Euro Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Euro Notes. Except as specifically provided under “—Payment of Additional Amounts on Euro Notes,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under “—Payment of Additional Amounts on Euro Notes” and “—Redemption of Euro Notes for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption of Euro Notes for Tax Reasons

If, (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of any Relevant Taxing Jurisdiction, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced or becomes effective on or after the date of the Exchange Offers, we become or, based on a written independent opinion of counsel selected by us, are likely to become obligated to pay additional amounts as described under “—Payment of Additional Amounts on Euro Notes” with respect to Euro Notes, or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of the Exchange Offers whether or not such act is taken with respect to us or any affiliate, that results in us being required or, based upon a written opinion of independent counsel selected by us, being likely to be required to pay such additional amounts, then we may at any time at our option redeem, in whole, but not in part, the Euro Notes on not less than 15 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Euro Notes being redeemed to, but excluding, the redemption date.

Consolidation, Merger and Sale of Assets

We may, without the consent of holders of the Notes, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (the “survivor”), so long as:

•	the survivor is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any United States jurisdiction and expressly assumes our obligations on the Notes and under the Indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the Indenture; and

•	certain other conditions regarding delivery of an officers’ certificate and opinion of counsel are met.

Limitation on Liens

The Indenture provides that while the debt securities issued under it or the related coupons remain outstanding, including the Notes, Newell Brands will not, and will not permit any of its subsidiaries to, create, incur, assume or suffer to exist any lien of any kind upon any of its or their property or assets, now owned or hereafter acquired, without directly securing all of the debt securities equally and ratably with the obligation or liability secured by the lien, except for:

(1)	liens existing as of the date of the Indenture;

(2)	liens, including sale and lease-back transactions, on any property acquired, constructed or improved after the date of the Indenture, which are created or assumed contemporaneously with, or within 180 days after, the acquisition or completion of this construction or improvement, or within six months thereafter by a commitment for financing arranged with a lender or investor within the 180-day period, to secure or provide for the payment of all or a portion of the purchase price of the property or the cost of the construction or improvement incurred after the date of the Indenture (or before the date of the Indenture in the case of any construction or improvement which is at least 40% completed at the date of the Indenture) or, in addition to liens contemplated by clauses (3) and (4) below, liens on any property existing at the time of acquisition of the property including acquisition through merger or consolidation; provided, that any lien (other than a sale and lease-back transaction meeting the requirements of this clause) does not apply to any property theretofore owned by Newell Brands or a subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(3)	liens existing on any property of a person at the time the person is merged with or into, or consolidates with, Newell Brands or a subsidiary;

(4)	liens on any property of a person (including, without limitation, shares of stock or debt securities) or its subsidiaries existing at the time the person becomes a subsidiary, is otherwise acquired by Newell Brands or a subsidiary or becomes a successor to Newell Brands under Section 802 of the Indenture;

(5)	liens to secure an obligation or liability of a subsidiary to Newell Brands or to another subsidiary;

(6)	liens in favor of the United States of America or any state, or any department, agency or instrumentality or political subdivision of the United States of America or any state, to secure partial progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to the liens;

(7)	liens to secure tax-exempt private activity bonds under the Code;

(8)	liens arising out of or in connection with a sale and lease-back transaction if the net proceeds of the sale and lease-back transaction are at least equal to the fair value, as determined by the board of directors, the chairman of the board, the vice chairman of the board, the president or the principal financial officer of Newell Brands, of the property subject to the sale and lease-back transaction;

(9)	liens for the sole purpose of extending, renewing or replacing in whole or in part indebtedness secured by any lien referred to in the foregoing clauses (1) to (8), inclusive, or in this clause (9); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement, and that this extension, renewal or replacement shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced plus improvements on the property;

(10)

liens arising out of or in connection with a sale and lease-back transaction in which the net proceeds of the sale and lease-back transaction are less than the fair value, as determined by the board of directors, the chairman of the board, the vice chairman of the board, the president or the principal financial officer of Newell Brands, of the property subject to the sale and lease-back transaction if Newell

Brands provides in a board resolution that it shall, and if Newell Brands covenants that it will, within 180 days of the effective date of any arrangement or, in the case of (C) below, within six months thereafter under a firm purchase commitment entered into within the 180-day period, apply an amount equal to the fair market value as so determined of the property:

(A)	to the redemption of debt securities of any series which are, by their terms, at the time redeemable or the purchase and retirement of debt securities, if permitted;

(B)	to the payment or other retirement of funded debt, as defined below, incurred or assumed by Newell Brands which ranks senior to or pari passu with the debt securities or of funded debt incurred or assumed by any subsidiary other than, in either case, funded debt owned by Newell Brands or any subsidiary; or

(C)	to the purchase of property other than the property involved in the sale;

(11)	liens on (x) accounts receivable and related general intangibles and instruments arising out of or in connection with a sale or transfer by Newell Brands or the subsidiary of the accounts receivable and (y) any or all of the assets of a special purpose subsidiary that has purchased such accounts receivable (and related general intangibles and instruments) securing indebtedness of such special purpose subsidiary;

(12)	permitted liens; and

(13)	liens other than those referred to in clauses (1) through (12) above which are created, incurred or assumed after the date of the Indenture, including those in connection with purchase money mortgages and sale and lease-back transactions, provided that the aggregate amount of indebtedness secured by the liens, or, in the case of sale and lease-back transactions, the value of the sale and lease-back transactions, referred to in this clause (13), does not exceed 15% of consolidated total assets.

The term “consolidated total assets” means the total of all the assets appearing on the consolidated balance sheet of Newell Brands and its subsidiaries determined according to generally accepted accounting principles applicable to the type of business in which Newell Brands and the subsidiaries are engaged, and may be determined as of a date not more than 60 days before the happening of the event for which the determination is being made.

The term “funded debt” means any indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of the indebtedness.

The term “lien” means, as to any person, any mortgage, lien, collateral assignment, pledge, charge, security interest or other encumbrance in respect of or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any conditional sale or other title retention agreement, purchase money mortgage or sale and lease-back transaction with respect to, any property or asset (including without limitation income and rights thereto) of the person (including without limitation capital stock of any subsidiary of the person), or the signing by the person and filing of a financing statement which names the person as debtor, or the signing by the person of any security agreement agreeing to file, or authorizing any other party as the secured party thereunder to file, any financing statement.

The term “permitted liens” means:

•	mechanics, materialmen, landlords, warehousemen and carriers liens and other similar liens imposed by law securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

•	liens under workmen’s compensation, unemployment insurance, social security or similar legislation;

•	liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or similar obligations arising in the ordinary course of business;

•	judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of the liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

•	easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Newell Brands or any subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

The term “sale and lease-back transaction” means, with respect to any person, any direct or indirect arrangement with any other person or to which any other person is a party, providing for the leasing to the first person of any property, whether now owned or hereafter acquired (except for temporary leases for a term, including any renewal of the leases, of not more than three years and except for leases between Newell Brands and a subsidiary or between subsidiaries), which has been or is to be sold or transferred by the first person to the other person or to any person to whom funds have been or are to be advanced by the other person on the security of the property.

The term “subsidiary” means any corporation of which at the time of determination Newell Brands or one or more subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock.

The term “value” means, with respect to a sale and lease-back transaction, as of any particular time, the amount equal to the greater of:

(a)	the net proceeds from the sale or transfer of the property leased under the sale and leaseback transaction or

(b)	the fair value in the opinion of the board of directors, the chairman of the board, the vice chairman of the board, the president or the principal financial officer of Newell Brands of the property at the time of entering into the sale and lease-back transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard to any renewal or extension options contained in the lease.

The term “voting stock” means stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the corporation.

Change of Control Offer

If a change of control triggering event occurs with respect to the Notes, unless we have exercised our option to redeem such Notes as described above by mailing notice of such redemption to the registered holders of the Notes being redeemed, we will be required to make an offer (a “change of control offer”) to each holder of the series of Notes with respect to which such change of control triggering event has occurred to repurchase all of such holder’s Notes or any part of such holder’s Notes such that the principal amount that remains outstanding of each note not repurchased in full equals $2,000 or €2,000, as applicable, or an integral multiple of $1,000 or €1,000, as applicable, in excess thereof on the terms set forth in such Notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “change of control payment”).

Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the Notes, as the case may be, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such Notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Upon the change of control payment date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the Notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the Notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of control triggering event” with respect to a series of Exchange Notes means the occurrence of both a change of control and a rating event with respect to such series of Notes.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and a rating equal to or higher than BBB- (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes of a series or fails to make a rating of such Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means, with respect to any series of Notes, that on any day during the period (the “trigger period”) commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as any of the rating agencies has publicly announced that it is considering a possible ratings change), the Notes of such series cease to have an investment grade rating from at least two of the three rating agencies. Unless at least two of the three rating agencies are providing a rating for the Notes of such series at the commencement of any trigger period, the Notes of such series will be deemed to have ceased to have an investment grade rating from at least two of the three rating agencies during that trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

Events of Default

An “event of default” regarding any series of Notes is any one of the following events:

•	default for 30 days in the payment of any interest installment when due and payable;

•	default in the payment of principal when due at its stated maturity, when called for redemption or otherwise;

•	default in the making of any sinking fund payment when due;

•	default in the performance of any covenant in the Notes or in the Indenture for 60 days after notice to Newell Brands by the trustee or to Newell Brands and the trustee by the holders of at least 25% in principal amount of the outstanding Notes of that series;

•	certain events of bankruptcy, insolvency and reorganization of Newell Brands or one of its principal subsidiaries;

•	an event of default (as defined in any mortgage, indenture or instrument under which there is issued, or by which there is secured or evidenced, any indebtedness of Newell Brands or any principal subsidiary for money borrowed) that results in such indebtedness in principal amount in excess of $75,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, which such acceleration is not rescinded or annulled, nor such indebtedness discharged, within a period of 30 days after notice to Newell Brands by the trustee or to Newell Brands and the trustee by the holders of at least 25% in principal amount of the outstanding Notes of that series; and

•	any other event of default provided with respect to that series of Notes.

The term “principal subsidiary” means, as of any date of determination thereof, any subsidiary the consolidated net revenues of which for the twelve-month period ending on the last day of the month then most recently ended exceed 10% of our consolidated net revenues for such period, determined on a pro forma basis after giving effect to any acquisition or disposition of a subsidiary or a business effected on or prior to the determination date and after the beginning of such twelve-month period (including acquisitions and dispositions accomplished through a purchase or sale of assets or through a merger or consolidation).

We are required to file every year with the trustee an officers’ certificate stating whether any default exists and specifying any default that exists.

Acceleration of Maturity

If an event of default occurs and is continuing with respect to Notes of a particular series (other than an event of default relating to certain events of bankruptcy, insolvency and reorganization), the trustee or the holders of not less than 25% in principal amount of outstanding Notes of that series may declare the principal amount of the Notes of that series (or that portion of the principal amount as may be specified in the terms of that series) due and payable immediately by notice to Newell Brands (and to the trustee, if given by the holders). If an event of default relating to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, the principal amount of the Notes of that series (or that portion of the principal amount as may be specified in the terms of that series) shall become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder.

At any time after a declaration of acceleration with respect to Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee therefor, the holders of a majority in principal amount of the outstanding Notes of that series by written notice to Newell Brands and the trustee may rescind and annul the declaration and its consequences if:

•	Newell Brands has paid or deposited with the trustee a sum sufficient to pay in the currency in which the Notes of the series are payable, except as otherwise specified in the Indenture:

•	all overdue interest on all outstanding Notes of that series and any related coupons;

•	all unpaid principal of and premium, if any, on any of the Notes which has become due otherwise than by the declaration of acceleration, and interest on the unpaid principal at the rate or rates prescribed therefor in the Notes;

•	to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in the Notes;

•	all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default with respect to Notes of that series, other than the non-payment of amounts of principal, interest or any premium on the Notes which have become due solely by the declaration of acceleration, have been cured or waived.

No rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in principal amount of the outstanding Notes of any series may, on behalf of the holders of all the Notes of the series, waive any past default under the Indenture with respect to the series and its consequences, except a default:

•	in the payment of the principal of or premium, if any, or interest on any debt security of the series or any related coupon, or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected thereby.

The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes of the series, unless the holders shall have offered to the trustee indemnity and security reasonably acceptable to the trustee in its sole discretion against the costs, expenses and liabilities that might be incurred by it in compliance with the request.

The holders of a majority in principal amount of the outstanding Notes of the series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture, or exercising any trust or power conferred on the trustee with respect to the Notes of that series. The trustee may refuse to follow directions in conflict with law or the Indenture or that may involve the trustee in personal liability or may be unjustly prejudicial to the other, non-directing holders.

Modification or Waiver

The Indenture allows Newell Brands and the trustee, without the consent of any holders of Notes, to enter into supplemental indentures for various purposes, including:

•	evidencing the succession of another entity to us and the assumption of our covenants and obligations under the Notes and the Indenture by this successor,

•	adding to Newell Brands’ covenants for the benefit of the holders,

•	adding additional events of default for the benefit of the holders,

•	establishing the form or terms of any series of debt securities issued under the supplemental indentures or curing ambiguities or inconsistencies in the Indenture, and

•	making other provisions that do not adversely affect the interests of the holders of any series of debt securities in any material respect.

The Indenture allows Newell Brands and the trustee, with the consent of the holders of not less than a majority in principal amount of all outstanding Notes of any affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Notes of the series. Without the consent of the holders of all the outstanding Notes affected thereby, no supplemental indenture may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon acceleration of the maturity of the debt security;

•	change the redemption provisions of any debt security in a manner adverse to the interests of holders of such security;

•	change any place of payment where, or the currency, currencies or currency unit or units in which, any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt security or, in the case of redemption, on or after the redemption date;

•	affect adversely the right of repayment at the option of the holder of any debt security of the series;

•	reduce the percentage in principal amount of the outstanding Notes of any series, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the Indenture or various defaults thereunder and their consequences provided for in the Indenture; or

•	modify any of the foregoing described provisions.

Meetings

The Indenture contains provisions for convening meetings of the holders of Notes of any series for any action to be made, given or taken by holders of Notes. The trustee, Newell Brands, and the holders of at least 10% in principal amount of the outstanding Notes of a series may call a meeting, in each case after notice to holders of that series has been properly given.

Persons entitled to vote a majority in principal amount of the outstanding Notes of a series will constitute a quorum at a meeting of holders of Notes of that series. Any resolution passed or decision taken at any meeting of holders of Notes of any series that has been properly held under the provisions of the Indenture will bind all holders of Notes of that series and related coupons.

Financial Information

Newell Brands will file with the SEC the annual reports, quarterly reports and other documents required to be filed with the SEC by Section 13(a) or 15(d) of the Exchange Act, and will also file with the trustee copies of these reports and documents within 15 days after it is required to file them with the SEC.

Defeasance

The Indenture includes provisions allowing us to be discharged from our obligation on the Notes. To be discharged from our obligations on the Euro Notes, we would be required to deposit with the trustee or another trustee cash in euros, non-callable government obligations of any country that was a member of the European Union as of July 25, 2006 (each, a “Member State”) whose official currency is the euro, or a combination thereof, sufficient to make all principal, premium (if any) and interest payments on the Euro Notes. To be discharged from our obligations on the Dollar Notes, we would be required to deposit with the trustee or another trustee money or U.S. government obligations sufficient to make all principal, premium (if any) and interest payments on the Dollar Notes. If we make this defeasance deposit with respect to your Notes, we may elect either:

•	to be discharged from all of our obligations on your Notes, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold moneys for payment in trust; or

•	to be released from other covenants described herein.

To establish the trust, Newell Brands must deliver to the trustee an opinion of our counsel that the holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount, and in the same manner and at the same times as would have been the case if the defeasance had not occurred.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will not be required to pay a service charge for any transfer or exchange but will be required to pay certain taxes and governmental charges that are due on certain transfers. We will not be required to transfer or exchange any note selected for redemption. We also will not be required to transfer or exchange any note for a period of 15 days before a selection of Notes to be redeemed.

The Trustee

U.S. Bank National Association (“U.S. Bank”) is the trustee under the Indenture. U.S. Bank is a lender under our revolving credit facility. We maintain other banking arrangements with U.S. Bank, and U.S. Bank and its affiliates may perform additional banking services for, or transact other banking business with, Newell Brands in the future.

Subject to the provisions of the Trust Indenture Act, the trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and may be required to resign as trustee if:

•	there is an event of default under the Indenture; and

•	one or more of the following occurs:

•	the trustee is a trustee for another indenture under which our securities are outstanding;

•	the trustee is a trustee for more than one outstanding series of debt securities under a single indenture;

•	the trustee is one of our creditors; or

•	the trustee or one of its affiliates acts as an underwriter or agent for us.

Payments on the Notes; Paying Agent and Registrar

If a holder of Notes has given wire transfer instructions to the Company at least 10 Business Days prior to the applicable payment date, the Company will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions.

All payments on the Dollar Notes will be made at the office or agency of the trustee in the Borough of Manhattan, The City of New York, and payments on the Exchange Euro Notes will be made at the office of Elavon Financial Services DAC, UK Branch (f/k/a Elavon Financial Services Limited, UK Branch), the London paying agent, unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest, with respect to the Notes registered in the name of or held by DTC, Clearstream and/or Euroclear, as applicable, or their respective nominees will be made by wire transfer of immediately available funds to the account specified by DTC or Clearstream and Euroclear, as applicable.

The trustee will initially act as paying agent, transfer agent and registrar with respect to the Dollar Notes, and Elavon Financial Services DAC, UK Branch (f/k/a Elavon Financial Services Limited, UK Branch), will initially act as London paying agent and Elavon Financial Services DAC, UK Branch (f/k/a Elavon Financial Services Limited, UK Branch) will act as transfer agent and registrar with respect to the Euro Notes. The Company may change the paying agent or registrar without prior notice to the holders, and the Company or any of its subsidiaries may act as paying agent or registrar, provided that the Company will at all times maintain a paying agent with respect to the Euro Notes having a specified office in a Member State of the European Union that will not be obliged to withhold or deduct taxes pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. Holders of the Euro Notes should note that, should any payment in respect of the Euro Notes be subject to any withholding or deduction that is imposed on a payment and that is required to be made pursuant to any European Union Directive on the taxation of savings, including the European Council Directive 2003/4S/EC or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives, no additional amounts would be payable by us pursuant to the provisions described under “Description of Notes—Payment of Additional Amounts on Euro Notes.”

Governing Law

The Indenture and the Notes are by their terms to be governed by and their provisions construed under the internal laws of the State of New York.

Miscellaneous

Newell Brands has the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of Newell Brands; provided, that, in the event of any assignment, Newell Brands will remain liable for all of its respective obligations (Section 803). The Indenture is binding upon and inure to the benefit of the parties thereto and their respective successors and assigns (Section 109).

Book-Entry, Delivery and Form

DTC and USB Nominees (UK) Limited

DTC will act as securities depositary for the Exchange Dollar Notes. The Exchange Dollar Notes will be issued as fully registered securities registered in the name Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered security certificate will be issued for such series of Exchange Dollar Notes, in the aggregate principal amount of such series, and will be deposited with DTC. The Exchange Euro Notes will be deposited upon issuance with a common depositary registered in the name of USB Nominees (UK) Limited, as the nominee of the common depositary for the account of Euroclear and Clearstream.

The Exchange Euro Notes will be deposited upon issuance with a common depository and registered in the name of USB Nominees (UK) Limited as the nominee of the common depository for the account of Euroclear and Clearstream.

The following is based on information furnished by DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agents. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others—indirect participants—such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has a Standard & Poor’s rating of AA+. The DTC rules applicable to its participants are on file with the SEC.

Purchases of Exchange Notes under the DTC system must be made by or through direct participants, which will receive a credit for such Exchange Notes on DTC’s records. The ownership interest of each actual purchaser of each security—the beneficial owner—is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases. Beneficial owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they entered into the transactions. Transfers of ownership interests in the Exchange Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Exchange Notes, except in the event that use of the book-entry system for the Exchange Notes is discontinued.

To facilitate subsequent transfers, all Exchange Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Exchange Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Exchange Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Exchange Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to DTC. If less than all of the Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Exchange Notes unless authorized by a direct participant in accordance with DTC’s MMI procedures. Under its usual procedures, DTC mails an omnibus proxy to Newell Brands as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts Exchange Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, principal payments and any premium, interest or other payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Newell Brands or the paying agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, Newell Brands or the paying agent, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, principal and any premium, interest or other payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Newell Brands and the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner shall give notice to elect to have its Exchange Notes purchased or tendered, through its participant, to the appropriate agent and will effect delivery of such Exchange Notes by causing the direct participant to transfer the participant’s interest in the Exchange Notes on DTC’s records to the appropriate agent. The requirement for physical delivery of the Exchange Notes in connection with an optional tender or mandatory purchase will be deemed satisfied when the ownership rights in the Exchange Notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered Exchange Notes to the DTC account of the appropriate agent.

We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC’s system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters of this offering. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to Exchange Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes a policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Exchange Notes sold outside of the United States and cross-market transfers of the Exchange Notes associated with secondary market trading. Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When Exchange Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive Exchange Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the Exchange Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending Exchange Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer Exchange Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these Exchange Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, if the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the Exchange Notes through Clearstream and Euroclear on the days when clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as the United States.

The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Certificated Notes

We will issue certificated Notes, in registered form for U.S. federal income tax purposes, of a series to each person that DTC identifies as the beneficial owner of Notes of such series represented by global notes upon surrender by DTC of such global notes only if:

•	DTC notifies us that it is no longer willing, able or eligible to act as a depositary for such global notes, and we have not appointed a successor depositary within 60 days of that notice;

•	an event of default has occurred and is continuing; or

•	subject to DTC’s procedures, we decide not to have the Notes of such series represented by global notes.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in DTC in identifying the beneficial owners of the Notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the Notes to be issued.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for registered Exchange Notes pursuant to the Exchange Offers, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offers. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. This discussion is limited to holders that hold Original Notes and will hold Exchange Notes as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks or other financial institutions, insurance companies, partnerships or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, holders who are U.S. expatriates or former U.S. citizens or U.S. residents, insurance companies, dealers or traders in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations (including private foundations), holders holding Original Notes or Exchange Notes in tax-deferred accounts, holders who use a mark-to-market method of accounting for their securities or holders holding the Exchange Notes as part of a “straddle,” “hedge,” “conversion transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or the effects of any other U.S. federal tax laws, including the gift and estate tax and the Medicare tax.

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offers (described under “The Exchange Offers”) will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize any taxable gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offers, your holding period for an Exchange Note will include the holding period of the Original Note exchanged therefor, your adjusted tax basis in an Exchange Note will be the same as the adjusted tax basis in the Original Note immediately before such exchange, and all of the U.S. federal income tax considerations associated with owning an Original Note will continue to apply to the Exchange Note received in exchange therefor.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the Exchange Offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, subject to certain limitations.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the Exchange Offers we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offers (including the expenses of one counsel for the holders of the Original Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

NOTICE TO CERTAIN NON-U.S. HOLDERS

General

No action has been or will be taken in any jurisdiction that would permit a public offering of the Exchange Notes or the possession, circulation or distribution of this prospectus or any material relating to us, the Original Notes or the Exchange Notes in any jurisdiction where action for that purpose is required. Accordingly, the Exchange Notes offered in the Exchange Offers may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Exchange Offers may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by us and the exchange agent to inform themselves about, and to observe, any such restrictions.

This prospectus does not constitute an invitation to participate in the Exchange Offers in any jurisdiction in which, or to any person to whom, it is unlawful to make such invitation or for there to be such participation under applicable laws.

We will issue the Exchange Euro Notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof and the Exchange Dollar Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not accept any individual tender of a series of Original Notes in a principal amount less than €100,000 in the case of the Original Euro Notes and $2,000 in the case of the Original Dollar Notes.

Each holder of Original Notes participating in the Exchange Offers will be deemed to give certain representations as set out in “The Exchange Offers—Procedures for Tendering—Letter of Transmittal; Electronic Consent Instructions; Deemed Representations.” Any offer of Original Notes for exchange pursuant to the Exchange Offers from a holder of Original Notes that is unable to make these representations will not be accepted. Each of Newell Brands and the exchange agent reserve the right, in their absolute discretion, to investigate, in relation to any offer of Original Notes for exchange pursuant to the Exchange Offers, whether any such representation given by a holder of Original Notes is correct and, if such investigation is undertaken and as a result Newell Brands determines (for any reason) that such representation is not correct, such offer shall not be accepted.

Austria

This prospectus does not constitute a prospectus within the meaning of the Austrian Capital Markets Act (Kapitalmarktgesetz) and, consequently, has not been and will not be filed with or approved by the Austrian Financial Market Authority (Finanzmarktaufsichtsbehörde) as this prospectus either (i) has not been prepared in the context of a public offering of securities in the Republic of Austria pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz) or the admission of securities to trading on a regulated market within the meaning of the Austrian Stock Exchange Act (Börsegesetz), or (ii) has been prepared in the context of a public offering of securities in the Republic of Austria or the admission of securities to trading on a regulated market in reliance on one or more of the exemptions from the requirement to prepare and publish a prospectus pursuant to Austrian Capital Markets Act (Kapitalmarktgesetz) and/or the Austrian Stock Exchange Act (Börsegesetz). This prospectus may not be made available nor may the Exchange Notes otherwise be publicly marketed and offered for sale in the Republic of Austria other than in circumstances which are deemed not to be considered as a public offer of securities in the Republic of Austria.

Belgium

Neither this prospectus nor any other documents or materials relating to the Exchange Offers have been, or will be, submitted for approval or recognition to the Belgian Banking, Finance and Insurance Commission

(Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen) and, accordingly, the Exchange Offers may not be made in Belgium by way of a public offering, as defined in Article 3 of the Belgian law of 1 April 2007 on public takeover bids (Loi relative aux offers publiques d’acquisition / Wet op de openbare overnamebiedingen (the “Law on Public Acquisition Offers”)) or as defined in Article 3 of the Belgian Law of 16 June 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (Loi relative aux offres publiques d’instruments de placement et aux admissions d’instruments de placement à la négociation sur des marchés réglementés / Wet op de openbare aanbieding van beleggingsinstrumenten en de toelating van beleggingsinstrumenten tot de verhandeling op een gereglementeerde markt (the “Law on Public Offerings”)), each as amended or replaced from time to time. Accordingly, the Exchange Offers may not be advertised, and the Exchange Offers will not be extended, and neither this prospectus nor any other documents or materials relating to the Exchange Offers (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than “qualified investors” (as referred to in Article 10 of the Law on Public Offerings and Article 6 of the Law on Public Acquisition Offers), acting on their own account. Insofar as Belgium is concerned, this prospectus has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Exchange Offers. Accordingly, the information contained in this prospectus may not be used for any other purpose or disclosed to any other person in Belgium.

Canada

No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the Exchange Offers and no securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The Exchange Offers are being made in Canada on a private placement basis only and the issuance of the Exchange Notes in exchange for the Original Notes is exempt from the requirement that the issuer prepares and files a prospectus under applicable Canadian securities laws. Any resale of the Exchange Notes acquired by a Canadian investor must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Exchange Notes outside of Canada.

Representations of Purchasers

Each Canadian investor who acquires the Exchange Notes will be deemed to have represented to the issuer, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment or with respect to the eligibility of the Exchange Notes for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Denmark

This prospectus does not constitute a prospectus under Danish securities law and consequently is not required to be nor has been filed with or approved by the Danish Financial Supervisory Authority as this prospectus either (i) has not been prepared in the context of a public offering of securities in Denmark or the admission of securities to trading on a regulated market within the meaning of the Danish Securities Trading Act or any Executive Orders issued pursuant thereto, or (ii) has been prepared in the context of a public offering of securities in Denmark or the admission of securities to trading on a regulated market in reliance on one or more of the exemptions from the requirement to prepare and publish a prospectus under the Danish Securities Trading Act or any Executive Orders issued pursuant thereto. Accordingly, this prospectus may not be made available nor may the Exchange Notes otherwise be marketed and offered for sale in Denmark other than in circumstances which are deemed not to be considered as marketing of the Exchange Notes in Denmark or an offer of the Exchange Notes to the public in Denmark.

France

The Exchange Offers are not being made, directly or indirectly, to the public in the Republic of France. Neither this Prospectus nor any other document or material relating to the Exchange Offers has been or shall be distributed to the public in France and only (a) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (b) qualified investors (investisseurs qualifiés) other than individuals, in each case acting on their own account and all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 of the

French Code Monétaire et Financier are eligible to participate in the Exchange Offers. This Prospectus and any other such offering material have not been and will not be submitted for clearance to nor approved by the Autorité des Marchés Financiers.

Italy

None of the Exchange Offers, this prospectus or any other documents or materials relating to the Exchange Offers have been or will be submitted to the clearance procedure of the CONSOB.

The Exchange Offers are being carried out in the Republic of Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Holders or beneficial owners of the Original Notes that are located or resident in Italy can offer to exchange the Original Notes through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Original Notes or the invitations.

Korea

No registration statement for the offering and sale of the Exchange Notes has been filed with the Financial Services Commission of Korea (the “FSC”) and that under the current laws and regulations of Korea, subject to certain exceptions, the Exchange Notes may not be transferred or sold to any resident of Korea (as defined under the Foreign Exchange Transaction Law) unless a registration statement for the offering and sale of the Exchange Notes has been filed with the FSC. Accordingly, the Exchange Notes have not been offered, sold or delivered, and will not be offered, sold or delivered, directly or indirectly, in Korea or to any resident of Korea (as defined under the Foreign Exchange Transaction Law) or to others for reoffering or resale, directly or indirectly in Korea or for the account or benefit of any resident of Korea (as defined under the Foreign Exchange Transaction Law), except as otherwise permitted by applicable Korean laws and regulations.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Exchange Notes may not be circulated or distributed, nor may the Exchange Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) existing holders of Original Notes pursuant to Section 273(1)(cd) of the SFA; (ii) pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the SFA; or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

United Kingdom

The communication of this prospectus and any other documents or materials relating to the Exchange Offers is not being made and such documents and/or materials have not been approved by an authorized person for the purpose of section 21 of the Financial Services and Markets Act 2000. Accordingly, the Exchange Offers and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The Exchange Offers and such other documents and/or materials are only being distributed to, and are only directed at, persons who are persons (i) with professional experience in matters relating to investments falling within Article 19(5) of the Financial Promotion Order, (ii) falling within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) is outside the United Kingdom, or (iv) to whom the Prospectus and any other documents or materials relating to the Prospectus may otherwise lawfully be communicated.

LEGAL MATTERS

Certain legal matters with respect to the Exchange Offers will be passed upon for us by Jones Day.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements and schedule and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The audited historical financial statements of Jarden Corporation included on page 1 of Exhibit 99.1 of Newell Brands Inc.’s Current Report on Form 8-K dated March 15, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

NEWELL BRANDS INC.

OFFERS TO EXCHANGE UP TO

€271,851,000 REGISTERED 3 3⁄4% SENIOR NOTES DUE OCTOBER 1, 2021 FOR ANY AND ALL OUTSTANDING 3 3⁄4% SENIOR NOTES DUE OCTOBER 1, 2021

$295,122,000 REGISTERED 5% SENIOR NOTES DUE NOVEMBER 15, 2023 FOR ANY AND ALL OUTSTANDING 5% SENIOR NOTES DUE NOVEMBER 15, 2023

PROSPECTUS

SEPTEMBER 26, 2016